UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         PUTNAM HIGH INCOME OPPORTUNITY
               --------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
               --------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    746479104
               --------------------------------------------------
                                 (CUSIP NUMBER)


               --------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

{X} RULE 13D-1(B)

{ } RULE 13D-1(C)

{ } RULE 13D-1(D)


* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent ammendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ( Act ) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.)

                                   PAGE 1 OF 4
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CUSIP NO. 764479104                SCHEDULE 13G                      PAGE 2 OF 4

(1)  NAME AND IRS NUMBER OF REPORTING PERSONS

     BRIDGEWATER CAPITAL ADVISORS, INC.  (#82-0566501)

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     A.............{ }
     B.............{ }

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     STATE OF MINNESOTA

     NUMBER OF SHARES OF:

     (5)  SOLE VOTING POWER

          NONE

     (6)  SHARED VOTING POWER

          325,000

     (7)  SOLE DISPOSITIVE POWER

          NONE

     (8)  SHARED DISPOSITIVE POWER

          325,000

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED

     325,000   *SEE NOTE 1*

(10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

     { }

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

(12) TYPE OF REPORTING PERSON

     IA

(14) CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING

     {X} RULE 13D-1(b)

     { } RULE 13D-1(c)

     { } RULE 13D-1(d)

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CUSIP  746479104                   SCHEDULE 13G                      PAGE 3 OF 4

ITEM 1 (A)     NAME OF ISSUER

               PUTNAM HIGH INCOME OPPORTUNITY

ITEM 1 (B)     ADDRESS OF ISSUER

               11200 ROCKVILLE PIKE
               ONE POST OFFICE SQUARE
               BOSTON, MA 02109

ITEM 2 (A)     NAME OF PERSON FILING

               BRIDGEWATER CAPITAL ADVISORS, INC.

ITEM 2 (B)     ADDRESS OF PERSON FILING

               510 1ST AVE NORTH
               SUITE 202
               MINNEAPOLIS, MN 55123

ITEM 2 (C)     CITIZENSHIP

               MINNESOTA

ITEM 2 (D)     TITLE OF CLASS OF SECURITIES

               COMMON STOCK

ITEM 2 (E)     CUSIP NO.

               746479104

ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(B)(1)(ii)(E).

CUSIP 746479104                    SCHEDULE 13G                      PAGE 4 OF 4

OWNERSHIP
ITEM 4 (A)     AMOUNT BENEFICIALLY OWNED

               325,000   * SEE NOTE 1 *

ITEM 4 (B)     PERCENT OF CLASS

               8.7%

ITEM 4 (C)     NUMBER OF SHARES:

               (i)   SOLE POWER TO VOTE

                     NONE

               (ii)  SHARED POWER TO VOTE

                     NONE

               (iii) SOLE POWER TO DISPOSE

                     NONE

               (iv)  SHARED POWER TO DISPOSE

                     325,000

** NOTE 1 **

BRIDGEWATER CAPITAL ADVISORS, INC. IS A REGISTERED INVESTMENT ADVISOR, MANAGING INDIVIDUAL CLIENT ACCOUNTS. ALL SHARES REPRESENTED IN THIS REPORT ARE HELD IN ACCOUNTS OWNED BY THE CLIENTS OF BRIDGEWATER CAPITAL ADVISORS, INC. BECAUSE OF THIS, BRIDGEWATER CAPITAL ADVISORS, INC. DISCLAIMS BENEFICIAL OWNERSHIP.

ITEM (5)       OWNERSHIP OF LESS THAN FIVE PERCENT

               CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT

               { }

ITEM (6)       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY CLIENTS OF BRIDGEWATER CAPITAL ADVISORS, INC. NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE OF THE CLASS.

ITEM (7)       IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
               COMPANY:

               NOT APPLICABLE

ITEM (8)       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE

ITEM (9)       NOTICE OF DISSOLUTION OF GROUP

               NOT APPLICABLE

ITEM (10)      CERTIFICATION

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influecing the control of the issuer of such securities and were not acquired in the connection with or as a participant in any transaction having such purposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               February 12, 2003
               ----------------------

               /s/ Howard Punch
               ----------------------
               Howard Punch
               President

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